As filed with the Securities and Exchange Commission on September 3, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
THE GEO GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0043078
(State or Other Jurisdiction of	(IRS Employer Identification No.)
Incorporation or Organization)

One Park Place, Suite 700,	33487-8242
621 NW 53rd Street, Boca Raton, Florida	(Zip Code)
(Address of Principal Executive Offices)
Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan
(Full Title of the Plan)
John J. Bulfin, Esq.
Senior Vice President, General Counsel and Secretary
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487-8242
(Name and Address of Agent for Service)
(561) 893-0101
(Telephone number, including area code, of agent for service)
With a copy to:
Jose Gordo, Esq.
Esther L. Moreno, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering
be Registered	Registered(1)	Share(2)	Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value (3)	35,750 shares and related preferred share purchase rights	$21.87	$781,853(4)	$56.00

(1)	Each share of GEO common stock issued by the registrant includes one preferred share purchase right (the “Right”), which initially attaches to and trades with the shares of the registrant’s common stock being registered hereby. The terms of the Rights are described in the Rights Agreement, dated as of October 9, 2003, included as Exhibit 4.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 30, 2003. Prior to the occurrence of certain events, none of which has occurred as of the date of this Registration Statement, the Rights will not be exercisable or separable from the common stock.

(2)	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the New York Stock Exchange on August 30, 2010.

(3)	Represents shares issuable pursuant to outstanding options under the Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan.

(4)	Also registered hereby are such additional and indeterminate number of shares of common stock as may become issuable under the Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan as a result of adjustments resulting from certain events of recapitalization as provided for in the plan.
The Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Explanatory Note
     This Registration Statement has been filed to register 35,750 shares of The GEO Group, Inc. (the “Company”) common stock, par value $0.01 per share (“Common Stock”), to be offered pursuant to the Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan (the “Plan”).
     Pursuant to the Agreement and Plan of Merger, dated April 18, 2010, by and among the Company, GEO Acquisition III, Inc. and Cornell Companies, Inc. (“Cornell”), as amended (the “Merger Agreement”), all awards of options issued under the Plan which are outstanding and unexercised immediately following the effective time of the merger and which do not, by their terms, terminate on the effective time of the merger, whether vested or unvested, shall cease to represent a right to purchase shares of common stock of Cornell and shall be assumed by Parent and represent a right to purchase shares of the Common Stock of the Company at the stock exchange ratio provided in the Merger Agreement (1.3 shares of Common Stock of the Company for each share of Cornell common stock).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:
1)	The Company’s Annual Report on Form 10-K for the year ended January 3, 2010, filed with the Commission on February 22, 2010, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s 2010 Annual Meeting of Shareholders filed with the SEC on March 24, 2010 that are incorporated by reference therein;

2)	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended April 4, 2010, filed with the Commission on May 14, 2010, and for the quarterly period ended July 4, 2010, filed with the Commission on August 13, 2010;

3)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 5, 2010, February 26, 2010, April 20, 2010, May 11, 2010, July 22, 2010, August 10, 2010, August 18, 2010 and August 27, 2010; and

4)	The Company’s description of its common stock and related rights thereto contained in its Registration Statements on Form 8-A, as filed with the Commission on June 27, 1994, Form 8-A/A, as filed with the Commission on October 30, 2003, and Form 8-A, as filed with the Commission on October 30, 2003, and any amendment or report filed for the purpose of updating such descriptions.
In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act, referred to as the FBCA, provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.
Notwithstanding the foregoing, Section 607.0850(7) of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
Bylaws. The Company’s bylaws provide that the Company shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee, or agent, or is or was serving at the request of GEO as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding (except in such cases involving gross negligence or willful misconduct), in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO’s board of directors, include advances of his or her expenses in advance of final disposition subject to the provisions of applicable law. GEO’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, or agent or controlling shareholder of GEO may be entitled to as a matter of law.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Akerman Senterfitt.

10.46	Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan.

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1	Power of Attorney (set forth on the signature pages to the Registration Statement).
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that: paragraphs (1)i and (1)ii do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on September 3, 2010.

THE GEO GROUP, INC.
By:	/s/ Brian R. Evans
	Name:	Brian R. Evans
	Title:	Senior Vice President & Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ George C. Zoley George C. Zoley	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	September 3, 2010
/s/ Brian R. Evans Brian R. Evans	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	September 3, 2010
/s/ Ronald A. Brack Ronald A. Brack	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 3, 2010
/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice Chairman of the Board, President and Chief Operating Officer	September 3, 2010
/s/ Clarence E. Anthony Clarence E. Anthony	Director	September 3, 2010
/s/ Norman A. Carlson Norman A. Carlson	Director	September 3, 2010

Signature	Title(s)	Date

/s/ Anne N. Foreman Anne N. Foreman	Director	September 3, 2010
/s/ Richard H. Glanton Richard H. Glanton	Director	September 3, 2010
/s/ Christopher C. Wheeler Christopher C. Wheeler	Director	September 3, 2010

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.
10.46	Cornell Companies, Inc. Amended and Restated 2006 Incentive Plan.
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1	Power of Attorney (set forth on the signature pages to the Registration Statement).